Exhibit 10.6.4.1

CORRECTED AND RESTATED AMENDMENT NO. 3 TO THE EMPLOYMENT LETTER AGREEMENT BETWEEN

JOHN KIMBLE AND JAKKS PACIFIC, INC.

THIS CORRECTED AND RESTATED AMENDMENT NO. 3 to an employment letter agreement dated November 18, 2019 (the “2019 Employment Agreement”), is entered into on March ____ 2026 and corrects, amends and restates an amendment dated February 18, 2025 (the “Effective Date”) to the 2019 Employment Agreement by and between John Kimble, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”). The Company and Executive are sometimes referred to herein, each a “Party” and, collectively, the “Parties.”

W I T N E S SE TH:

WHEREAS, Executive is currently employed by the Company pursuant to the 2019 Employment Agreement between Executive and the Company, as amended by the First Amendment dated February 18, 2021 (the “2021 Amendment”), the Second Amendment dated October 22, 2022 (the “2022 Amendment”) and the Third Amendment dated February 18, 2025 (the “2025 Amendment”); (the 2019 Employment Agreement, together with and as amended by the 2021 Amendment, the 2022 Amendment and the 2025 Amendment, the “Amended Employment Agreement”); and

WHEREAS this Corrected and Restated Amendment No. 3 has been prepared to correct an inadvertent omission of an agreed upon provision that should have been included in the 2025 Amendment, and accordingly, for convenience, the entire 2025 Amendment is being restated with the omitted provision included in this Corrected and Restated Amendment No. 3 (the Amended Employment Agreement, as amended by this Corrected and Restated Amendment No. 3, referred to as the “Employment Agreement”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, and subject to the terms and conditions set forth herein, agree as follows:

1. Definitions. All references in the Amended Employment Agreement to “this Agreement” shall be deemed to refer to the Employment Agreement (including as amended by this Amendment). Capitalized terms not defined herein shall have the meanings set forth for such terms in the Amended Employment Agreement.

2. Amendments. The Parties hereby agree that, effective upon the Effective Date, the Amended Employment Agreement shall be deemed to be further amended as follows:

(a) The provisions of the Amended Employment Agreement regarding the Term are deleted in their entirety and replaced by the following:

“TERM. The term of this Agreement shall commence as of the date hereof and the term of this Agreement and Executive’s employment hereunder shall end on March 31, 2029, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”). As used herein, “Termination Date” shall mean the last day of the Term.”

(b) The following provisions regarding an Additional Performance Bonus Opportunity are added to the Amended Employment Agreement as Section 3-I:

“3-I Additional Performance Bonus Opportunity

(A) Pursuant to and subject to the terms of the Plan, the Company hereby grants the Executive 29,166 Restricted Stock Units (the “Additional Performance Award”) that will vest in three (3) equal installments of 9,722 Restricted Stock Units each (provided that Executive remains employed by the Company on any such vesting date), as follows:

(1) the first installment of 9,722 Restricted Stock Units shall vest on such date that the Average VWAP (as such term is defined below) of a share of the Company’s Common Stock during a continuous 180 trading day period is at least $45.00;

(2) the second installment of 9,722 Restricted Stock Units shall vest on such date that the Average VWAP of a share of the Company’s Common Stock during a continuous 180 trading day period is at least $52.50; and

(3) the third installment of 9,722 Restricted Stock Units shall vest on such date that the Average VWAP of a share of the Company’s Common Stock during a continuous 180 trading day period is at least $60.00.

(B) “Average VWAP” means the arithmetic average of the volume-weighted average price per share of Common Stock as reported by Bloomberg L.P. based on trades of shares of Common Stock executed during each trading day for 180 trading days, or if such price is not available, the arithmetic average of the volume-weighted average price per share of Common Stock as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm selected by the Company’s Compensation Committee for such purpose.

(C) “Trading Day” means any day on which the primary market on which the Common Stock is listed or admitted for trading is open for trading.

(D) The calculations necessary to determine the Average VWAP and the vesting dates (collectively, the “Performance Measures”) shall be made by the Compensation Committee in its discretion, and will, absent manifest error, be conclusive and binding upon the Company and Executive, and the price per share of Common Stock used to determine vesting shall be adjusted to take account of stock splits.

(E) Any installment of the foregoing award of Restricted Stock Units that has not vested by the fourth anniversary of the date of this Third Amendment shall be forfeited.

(F) The Amended Employment Agreement is supplemented to provide that unless the Amended Employment Agreement has been terminated by Executive prior to March 31, 2029 other than as the result of the occurrence of a Good Reason event, or by the Company as the result of the occurrence of a for Cause event, the installments of the Additional Performance Award and any Restricted Stock Units issuable with respect thereto shall continue to vest in accordance with and subject to the vesting conditions provided for in this Section 3-I.

(G) The above notwithstanding, if Executive’s employment is terminated by Executive for Good Reason or by the Company other than as the result of the occurrence of a for Cause event, all Restricted Stock Units issued to Executive as part of the additional Performance Award that have not yet fully vested prior to the Termination Date shall immediately vest.”

(c) The provisions of Section 4(d) of Annex A to the 2021 Amendment are deleted in their entirety and replaced by the following:

” (d) If Executive’s employment is terminated within one year following a Change of Control event by the Company other than as a result of the occurrence of a for Cause event or by Executive as a result of the occurrence of a Good Reason event, Executive shall be entitled to receive an amount equal to his aggregate base salary and any bonus with respect to any completed fiscal year to which he was entitled during the two years preceding the date of termination multiplied by two (2).”

(d) The following is added to Section 1 of Annex A of the 2021 Amendment:

“If Executive’s employment by the Company terminates as a result of Executive’s death, the Company shall continue to pay the health and dental insurance premiums for Executive’s (i) children under the Company’s health and dental insurance health plans until, with respect to the surviving spouse, the date any such child reaches the maximum age at which such child may be covered as a matter of law following the death of the child’s parent, and (ii) Executive’s surviving spouse until the later of the second anniversary of Executive’s death and the date on which coverage of any such child terminates as provided above.”

(e) Section 4(c) of Annex A of the 2021 Amendment is amended to change the date December 31, 2024 to March 31, 2029, and to provide that the medical, hospitalization and dental insurance coverage referred to in clause 4(c)(v) shall continue to be provided to Executive and his immediate family until the later of March 31, 2029 and the date that is three (3) years after the Termination Date, with coverage at least as favorable as provided to Executive and his immediate family prior to such termination, or, if the Company is unable to provide such coverage, to reimburse Executive for the cost of obtaining such coverage.

(f) Section 4(d) of Annex A of the 2021 Amendment is amended to add that the Company will continue to provide medical, hospitalization and dental insurance to the Executive and his immediate family until the later of March 31, 2029 and the date that is three (3) years after the date of termination of his employment, with coverage at least as favorable as provided to Executive and his immediate family prior to such termination, or, if the Company is unable to provide such coverage, to reimburse Executive for the cost of obtaining such coverage.

(g) (i) Section 3(e) of the 2022 Amendment is further amended to confirm that, pursuant to and subject to the terms of the Plan, the annual issuance of Restricted Stock Units provided for therein shall continue for 2027, 2028 and 2029, so that the Company shall, to the extent shares are available for award under the Plan, issue to Executive on each of the first business days of 2027, 2028, and 2029 (provided that Executive remains employed by the Company on such date(s), as applicable) that number of Restricted Stock Units covering shares of the Company’s common stock that are equal to the lesser of (A) an amount in value (based on the closing price of a share of the Company’s common stock on the last trading day immediately preceding the first business day of 2027, 2028 and 2029, as the case may be) equal to 150% of Executive’s Base Salary in effect on January 1, 2027, January 1, 2028, or January 1, 2029, as the case may be, or (B) 1.5% of common shares outstanding of the Company, which shall vest as set forth below in clause (ii); provided that no such award under (A) or (B) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and provided. further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan.

(ii) Granted Restricted Stock Units will vest in three equal installments on each anniversary of grant.

(h) The Employment Agreement is further amended to provide that the award of all incentive-based compensation provided for in the Employment Agreement is subject to the Board’s Policy on Recovery of Erroneously Awarded Compensation.

3. Ratification; Effect of Amendment. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Employment Agreement, as amended and modified hereby.

4. Miscellaneous.

(a) This Amendment shall be governed and construed as to its validity, interpretation, and effect by the laws of the State of California, without reference to its conflicts of laws provisions.

(b) The Section captions herein are for convenience of reference only, do not constitute part of this Amendment and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Amendment.

(d) This Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Amended Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This Amendment can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

(e) This Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

THE COMPANY:

JAKKS PACIFIC, INC.

By:

Name:	Stephen G. Berman

Title:	CEO

EXECUTIVE:

Name:	John Kimble

5